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                                                                       Exhibit 9
                                                            FBR Letter Agreement

                     Friedman, Billings, Ramsey & Co., Inc.
                          1001 Nineteenth Street North
                              Arlington, VA 22209
                                 (703) 312-9600


                                    June 30, 1999



Boss Investment LLC
c/o Apollo Management, L.P.
1301 Avenue of the Americas, 38th Floor
New York, NY 10019

Dear Sirs:

          Reference is made to the Warrant Agreement, dated as of November 25, 1997, between Consolidation Capital Corporation (currently known as Building One Services Corporation), a Delaware corporation (the "Company") and Friedman, Billings, Ramsey & Co., Inc. ("FBR"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrant Agreement.

        1. FBR hereby sells, transfers, conveys and assigns to Boss Investment LLC ("Boss Investment") and Boss Investment hereby purchases from FBR warrants (the "Warrants") to purchase, at an exercise price of $20.00 per share, 1,030,000 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for an aggregate purchase price of $3,090,000 (the "Purchase Price"). Simultaneously with the execution and delivery of this agreement (this "Letter Agreement"), FBR has delivered the Warrants duly endorsed for transfer to Boss Investment, in exchange for the Purchase Price. The parties acknowledge that FBR has retained warrants to purchase 100,000 shares of Common Stock (the "Retained Warrants").

        2. FBR hereby transfers, conveys and assigns to Boss Investment and Boss Investment hereby purchases from FBR all of FBR's right, title and interest under the Warrant Agreement, excluding only the right to acquire the Retained Warrants.

        3. FBR hereby represents and warrants that it has good, valid and marketable title to the Warrants, free and clear of any pledge, lien, security interest or any other claim or encumbrance. FBR has not sold, transferred, assigned, pledged, hypothecated or otherwise
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disposed of, in whole or in part, any of its right, title or interest in the
Warrants or the Warrant Agreement, except for the Retained Warrants.

        4. FBR represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Letter Agreement and to consummate the transactions contemplated hereby. FBR's execution and delivery of this Letter Agreement and the performance by FBR of its obligations hereunder have been duly and validly authorized by all requisite action on the part of FBR. This Letter Agreement has been duly executed and delivered by FBR and constitutes a valid and binding obligation of FBR enforceable against FBR in accordance with its terms

        5. FBR further represents and warrants that neither the execution, delivery or performance of this Letter Agreement by FBR nor the consummation by FBR of the transactions contemplated thereby will constitute a violation or breach of the terms of the Warrants or the Warrant Agreement or result in the creation or imposition of any liens or encumbrances upon the Warrants.

        6. FBR hereby acknowledges that (a) the Company regularly engages in material transactions and there currently are transactions under consideration by the Company that may not have yet been disclosed to FBR and (b) Boss Investment and its affiliates may have material information concerning the Company, including information concerning merger & acquisition activity, that FBR does not possess.

        7. FBR and Boss Investment hereby agree that this Letter Agreement shall be governed in accordance with the laws of the State of New York and the exclusive jurisdiction for enforcing this Letter Agreement shall be the state courts and the federal courts of the United States located in the City of New York. This Letter Agreement may be executed by the parties in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute an agreement binding FBR and Boss Investment.

                                    Very truly yours,

                                    FRIEDMAN, BILLINGS, RAMSEY
                                    & CO., INC.



                                    By: _____________________________
                                        Name:
                                        Title:


Accepted and agreed as of
the date first written above:


BOSS INVESTMENT LLC



By: ____________________________
    Name:
    Title:

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